Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
FIRST QUARTER SALES AND NET LOSS

Burlington, NJ - October 9, 2003 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) today reported its sales and net loss for the first quarter ended August 30, 2003.

Sales for the three months ended August 30, 2003 were $529.6 million compared with sales of $506.1 million during the corresponding period of a year ago. Comparative store sales for the quarter decreased 1.6%. Total sales for the comparative quarter increased 4.7%.

For the three months ended August 30, 2003, the net loss was $17.1 million or $0.38 per share. This compares with a net loss in the comparative three-month period ended August 31, 2002 of $16.1 million or $0.36 per share. Historically, the Company's stores have lost money during the first fiscal quarter.

During the first quarter of fiscal 2004, the Company opened eleven Burlington Coat Factory stores. The Company closed its seven Decelle stores and two Burlington Coat Factory stores. The Company intends to convert five of the Decelle locations to other stores. As of August 30, 2003, Burlington Coat Factory operated 337 stores in 42 states, principally under the name Burlington Coat Factory. The Company plans to open an additional 16 to 20 new stores and relocate five stores during the remainder of the current fiscal year.

The Company will be holding a conference call regarding the first quarter results at 10:00 AM: EDT on Friday, October 10, 2003. To listen to the call, visit the Company's site at www.coat.com.

Statements made on the press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(All amounts in thousands, except share data)

	August 30, 2003		August 31, 2002
REVENUES:

Net Sales	$ 529,642	100.00%	$ 506,104	100.00%
Other Income	5,822	1.10%	6,211	1.23%

	535,464	101.10%	512,315	101.23%
COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization)	336,577	63.55%	325,818	64.38%
Selling and Administrative Expenses	205,188	38.74%	194,964	38.52%
Depreciation	18,837	3.56%	15,940	3.15%
Amortization	1,922	0.36%	972	0.19%
Interest Expense	782	0.15%	450	0.09%

	563,306	106.36%	538,144	106.33%

Loss Before Income Tax Benefit	(27,842)	-5.26%	(25,829)	-5.10%
Income Tax Benefit	(10,775)	-2.03%	(9,766)	-1.93%

Net Loss	($17,067)	-3.22%	($16,063)	-3.17%

Basic and Diluted Earnings Per Share:
Basic and Diluted Net Loss Per Share	($.38)		($.36)
Weighted Average Shares Outstanding	44,547,425		44,482,687
Dividends Per Share	$ 0.03		$ -